Exhibit 2

DEFINITIVE SHARE EXCHANGE AGREEMENT

This Definitive Share Exchange Agreement (“Agreement”), dated as of June 29th, 2020, is among Futuris Technology Services, Inc. (“Futuris”), a Virginia corporation located at 4506 Daly Drive, Suite-100, Chantilly VA 20151 (the sole owner of Pioneer Global Inc., a Virginia corporation (“Pioneer”)), the shareholders of Futuris (collectively, the “Shareholders”), and Mission Mining Co., a Wyoming corporation (“MISM”), located at 22 Baltimore Road, Rockville, MD 20850, and Kalyan Pathuri, the President of MISM (“Pathuri”). Collectively, the Shareholders, Futuris, MISM and Pathuri are the “Parties.”

The parties hereby enter into this Agreement, following which,

1.	MISM will own all of the equity of Futuris, equaling 1,000 shares of Futuris’ stock, and representing all of its issued and outstanding shares;

2.	the shareholders named on Exhibit A attached hereto (the “New Equity Holders”), will own 825,071,050 shares of common stock of MISM (the “Common Stock”), representing 95.38% of MISM’s outstanding shares of Common Stock (the “Share Exchange”), calculated post-issuance; and

3.	Futuris will hold no common shares of MISM, as the wholly-owned subsidiary of MISM.

As a result of this Agreement, MISM may announce this reverse merger. The first consolidated post-acquisition period will be the quarter ended September 30, 2020.

RECITALS

WHEREAS, the Shareholders currently hold all of the equity of Futuris and are desirous of relinquishing all of its Futuris shares so that the New Equity Holders would be issued 825,071,050 shares of MISM Common Stock, of the 865,058,024 shares of MISM Common Stock to be outstanding; this additional ownership would represent 95.38% of MISM’s issued and outstanding shares of Common Stock; and that Futuris would be a wholly-owned subsidiary of MISM.

WHEREAS, Pathuri and the Board of Directors of MISM are desirous of Futuris becoming a wholly-owned subsidiary of MISM.

WHEREAS, MISM and Futuris are desirous of MISM acquiring 100% of the outstanding shares of Futuris, and issuing 825,071,050 shares of MISM Common in the process, making Futuris a wholly-owned subsidiary of MISM.

WHEREAS, MISM and Pathuri are desirous of MISM acquiring 100% of the outstanding shares of Futuris.

WHEREAS, the board of directors and Shareholders of MISM and Futuris, respectively, have each agreed to exchange and issue shares, as necessary to cause the forgoing results, upon the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, it is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and be tax-free pursuant to Section 351(a) of the Code.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

INCORPORATION OF RECITALS BY REFERENCE. The Recitals are hereby incorporated herein by this reference, as if fully restated herein.

ARTICLE I
DEFINITIONS

I.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by MISM acquiring all of the outstanding shares of Futuris pursuant to this Share Exchange Agreement and the Shareholders relinquishing and exchanging its shares of Futuris to MISM and MISM issuing the MISM Common Shares to the new Equity Holders.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or there under.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Effective Time” means, the moment in time when the shares of the MISM are exchanged for the shares of MISM.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

“GAAP” means United States Generally Accepted Accounting Principles as in effect from time to time.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on MISM: (i) the filing, initiation and subsequent prosecution, by or on behalf of Shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Share Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Exchange Shares” means the issued and outstanding common shares of Futuris (the “Futuris Shares”), exchanged by the Shareholders to MISM, for 825,071,050 newly issued Common Stock of MISM (the “MISM Shares”).

“MISM Business” means the business conducted by MISM.

“MISM Common Stock” means the common shares of MISM.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sub-lessors thereof and liens affecting the interests of the lessors and sub-lessors thereof; (v) inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by MISM, in the ordinary course and not interfering in any material respect with the ordinary course of the business of MISM; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reversion, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, Limited Liability Company, Regulatory Authority or other entity.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

ARTICLE II

THE SHARE EXCHANGE

II.1 Share Exchange. In accordance with and subject to the provisions of this Agreement and the Wyoming Business Corporations Act, at the Effective Time, Futuris shall become a wholly-owned subsidiary of MISM, and MISM shall be its only shareholder and shall continue in its existence with one owner, MISM, until a merger, if any. Pursuant to the Share Exchange, (A) the Shareholders are relinquishing all 1,000 of their Futuris common shares, constituting all issued and outstanding shares of Futuris (the “Futuris Shares”), and the New Equity Holders are acquiring the MISM Shares, representing 95.38% of the outstanding Common Stock of MISM.

II.2 Stock Transfer Books. Effective immediately after the Share Exchange, the stock transfer books of Futuris shall be closed, and there shall be no further issuance or registration of transfers of shares hereafter on the records of Futuris.

II.3 Restriction on Transfer. The Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Act, the Exchange Shares must be held indefinitely. The Parties are aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Surviving Company.

II.4 Restrictive Legend. All certificates representing the Exchange Shares shall contain an appropriate restrictive legend.

II.5 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place via conference call at the offices of McMurdo law Group, LLC, 1185 Avenue of the Americas, 3rd Floor, NY 10036, or at such other location as the parties may agree at 10:00 AM, EST Time on the agreed date, which, shall be concurrent with the signing hereof (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MISM AND PATHURI

MISM and Pathuri represent and warrant to the Shareholders that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

III.1 Organization and Qualification. MISM is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. MISM has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. MISM is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on MISM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of MISM to perform its obligations under this Agreement or any of the Collateral Documents.

III.2 Capitalization.

(a) The authorized capital stock and other ownership interests of MISM, a Wyoming corporation, consists of 1,000,000,000 common shares of Common Stock, of which 39,986,974 are issued and outstanding as of December 10, 2019. MISM has 500,000,000 shares of Preferred Stock authorized, with 1 Special 2019 Series A share and 1 Series F share is issued and outstanding. All of the outstanding MISM Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(b) Other than what has been described herein or in MISM’s filings with the Securities and Exchange Commission, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require MISM to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c) All of the issued and outstanding shares of MISM Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

III.3 Authority and Validity. MISM has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of MISM Shareholders as contemplated herein and subject to the receipt of any necessary consents, approvals, authorizations or other matters referred to herein). The execution and delivery by MISM of, the performance by MISM of its obligations under, and the consummation by MISM of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of MISM (subject to the approval of MISM Shareholders as contemplated herein). This Agreement has been duly executed and delivered by MISM and (assuming due execution and delivery by the Shareholders and approval by MISM Shareholders) is the legal, valid and binding obligation of MISM, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than by the Shareholders) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Shareholders, the Collateral Documents will be the legal, valid and binding obligations of MISM, enforceable against MISM in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

III.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by MISM of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of MISM under, or result in the creation or imposition of any Encumbrance upon MISM, MISM Assets, MISM Business or MISM Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of MISM or any Subsidiary of MISM, (ii) any material contract, agreement, lease, indenture or other instrument to which MISM is a party or by or to which MISM, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on MISM, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to MISM or (iv) any Permit of MISM, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on MISM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of MISM to perform its obligations under this Agreement or any of the Collateral Documents.

III.5 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by MISM in connection with the execution, delivery and performance by MISM of this Agreement or any Collateral Document or for the consummation by MISM of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on MISM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of MISM to perform its obligations under this Agreement or any of the Collateral Documents.

III.6 Intellectual Property. MISM warrants that it has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of MISM Business without the payment of any royalty or similar payment.

III.7 Compliance with Legal Requirements. MISM has operated its business in compliance with all Legal Requirements applicable to MISM except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on MISM or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

III.8 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to MISM, MISM Business or MISM Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to MISM’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on MISM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the audited Company Financial Statements or documented by MISM to the Shareholders.

III.9 Taxes. MISM has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on MISM, except where, if not filed or paid, the exception(s) have been documented by MISM to the Shareholders.

III.10 Books and Records. The books and records of MISM accurately and fairly represent MISM Business and its results of operations in all material respects.

III.11 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by MISM and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither MISM, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

III.12 Disclosure. No representation or warranty of MISM in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by MISM pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

III.13 No Undisclosed Liabilities. To the knowledge of Pathuri, MISM is not subject to any material liability (including unasserted claims), absolute or contingent, other than liabilities of the same nature as those set forth in MISM’ financial statements and reasonably incurred in the ordinary course of its business.

III.14 Disclosed Liabilities. All Liabilities disclosed by MISM shall be paid from MISM’s accounts receivable when and as is due, and MISM shall have no Liabilities upon the reverse merger. Any Liabilities, disclosed or undisclosed, shall be the sole obligation of MISM.

III.15 Absence of Certain Changes. Since May 22, 2020, MISM has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. Or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect MISM Business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Incorporation or By-laws, except as otherwise contemplated herein.

III.16 Contracts. A true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which MISM is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, MISM in excess of $10,000 (the “Contracts”). MISM has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of MISM, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. MISM knows of and has no reason to believe that there are any facts or circumstances that would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

III.17 Permits and Licenses. MISM has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. MISM has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

III.18 Assets Necessary to Business. MISM owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

III.19 Labor Agreements and Labor Relations. MISM has no collective bargaining or union contracts or agreements. MISM is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges” or complaints against MISM pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting MISM.

III.20 Employment Arrangements. MISM has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of MISM, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of MISM is in violation of any employment agreement or restrictive covenant.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUTURIS AND THE
SHAREHOLDERS

Futuris and the Shareholders represent and warrant to MISM that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

IV.1 Organization and Qualification. The Shareholders have all requisite power and authority to own, lease and use Futuris’ and Pioneer’s assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Futuris and Pioneer are duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Shareholders or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of MISM or the Shareholders to perform their or its obligations under this Agreement or any of the Collateral Documents.

IV.2 Capitalization.

(a) (i) The authorized capital stock of Futuris is 1,000 shares of common stock. All outstanding shares of Futuris Common Stock are owned by the Shareholders, consisting of 1,000 shares. Futuris has no shares of preferred stock authorized. The shares of Futuris Common Stock are duly issued and outstanding, and has been duly authorized, validly issued and outstanding and fully paid and non-assessable, which shares is exchanged hereby, as above provided.

(ii) The authorized capital stock of Pioneer is 1,000 shares of common stock. All outstanding shares of Pioneer are owned by Furturis, consisting of 1,000 shares. Pioneer has no shares of preferred stock authorized. The shares of Pioneer common stock are duly issued and outstanding, and has been duly authorized, validly issued and outstanding and fully paid and non-assessable, which shares is exchanged hereby, as above provided.

(b) There no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require Futuris or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of the Futuris and Pioneer capital stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

IV.3 Authority and Validity. The Shareholders have all requisite power to execute and deliver to perform his obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by the Shareholders and the performance by the Shareholders of their obligations under, and the consummation by the Shareholders of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of the Shareholders. This Agreement has been duly executed and delivered (assuming due execution and delivery by the Shareholders) is the legal, valid and binding obligation of the Shareholders, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by the Shareholders of the Collateral Documents to which it is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations, enforceable in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

IV.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Shareholders of this Agreement and the Collateral Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Shareholders under, or result in the creation or imposition of any Encumbrance upon the property of the Shareholders by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of Futuris, (ii) any contract, agreement, lease, indenture or other instrument to which any the Shareholders or Futuris are a party or by or to which the Shareholders or Futuris or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on the Shareholders or Futuris taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Shareholders or Futuris or (iv) any Permit of Futuris or any of its Subsidiaries, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Futuris or any of its Subsidiaries or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Shareholders or Futuris to perform its obligations hereunder or there under.

IV.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Shareholders in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on the Shareholders, in the aggregate, or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Shareholders to perform their obligations under this Agreement or any of the Collateral Documents.

IV.6 Compliance with Legal Requirements. Futuris’ and Pioneer’s businesses have operated in compliance with all material Legal Requirements including, without limitation, the Securities Act applicable to Futuris or any of its Subsidiaries, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on Futuris or any of its Subsidiaries or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to Futuris or any of its Subsidiaries, or the business or assets of Futuris or any of its Subsidiaries; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of the Shareholders, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.8 Ordinary Course. There has not been any occurrence, event, incident, action, failure to act or transaction involving Futuris or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Futuris or any of its Subsidiaries.

IV.9 Assets and Liabilities. As of the date of this Agreement, neither Futuris nor any of its Subsidiaries has any Assets or Liability, except for the Liabilities disclosed in the balance sheet disclosed to MISM through the date hereof.

IV.10 Taxes. Futuris, and any Subsidiaries, has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on Futuris or any of its Subsidiaries.

IV.11 Books and Records. The books and records of Futuris and any Subsidiaries, if any, accurately and fairly represent the Futuris and Pioneer business and their results of operations in all material respects. All accounts receivable and inventory of the Futuris and Pioneer business are reflected properly on such books and records in all material respects.

IV.12 Financial and Other Information. To the knowledge of current management, Futuris’ and Pioneer’s financial statements do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

IV.13 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Futuris and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither Futuris, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

IV.14 Disclosure. No representation or warranty of the Shareholders in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Shareholders pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

IV.15 Filings. Neither Futuris nor Pioneer are subject to filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended. Futuris and the Shareholders will make filings of MISM required to be made and no such filing will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, not misleading.

IV.16 Conduct of Business. Prior to the Closing Date, Futuris and its Subsidiaries shall conduct their business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of MISM, except in the regular course of business. Except as otherwise provided herein, Futuris shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V

COVENANTS OF MISM

Between the date of this Agreement and the Closing Date:

V.1 Additional Information. MISM shall provide to the Shareholders and their Representatives such financial, operating and other documents, data and information relating to MISM, MISM Business and MISM’ assets and liabilities, as the Shareholders or their Representatives may reasonably request. In addition, MISM shall take all actions necessary to enable the Shareholders and their Representatives to review, inspect and review MISM Assets, MISM Business and Liabilities of MISM and discuss them with MISM’s officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that the Shareholders may conduct of MISM, MISM Business, MISM Assets and the Liabilities of MISM, the Shareholders may fully rely on MISM’s warranties, covenants and indemnities set forth in this Agreement.

V.2 Consents and Approvals. As soon as practicable after execution of this Agreement, MISM shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by MISM to consummate the transactions contemplated by this Agreement and the Collateral Documents.

V.3 Non-circumvention. It is understood that in connection with the transactions contemplated hereby, the Shareholders have been and will be seeking to find investors willing to provide loans and/or capital investments to finance business plans. In connection therewith, MISM will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by the Shareholders, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by the Shareholders, without the express written permission of the introducing party and without having entered into a commission agreement with the introducing party. Any violation of the covenant shall be deemed an attempt to circumvent the Shareholders, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

V.4 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, MISM will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

V.5 Notification of Adverse change. MISM shall promptly notify the Shareholders of any material adverse change in the condition (financial or otherwise) of MISM.

V.6 Notification of Certain Matters. MISM shall promptly notify the Shareholders of any fact, event, circumstance or action known to it that is reasonably likely to cause MISM to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Shareholders pursuant to this Agreement or the existence or occurrence of which would cause any of MISM’s representations or warranties under this Agreement not to be correct and/or complete. MISM shall give prompt written notice to the Shareholders of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

V.7 MISM Disclosure Schedule. For purposes of determining the satisfaction of any of the conditions to the obligations of the Shareholders in ARTICLE VII, MISM disclosures shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information provided by written supplements delivered prior to Closing by MISM that (i) are accepted in writing by a majority of the Shareholders, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

V.8 State Statutes. MISM and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Share Exchange, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Share Exchange and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Share Exchange, this Agreement and the transactions contemplated hereby.

V.9 Conduct of Business. Prior to the Closing Date, MISM shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Shareholders, except in the regular course of business. Except as otherwise provided herein, MISM shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

V.10 Filings. Until closing, MISM will timely file all reports and other documents relating to the operation of MISM required to be filed, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

ARTICLE VI

COVENANTS OF THE SHAREHOLDERS

Between the date of this Agreement and the Closing Date,

VI.1 Additional Information. The Shareholders shall provide to MISM and its Representatives such financial, operating and other documents, data and information relating to Futuris or any of its Subsidiaries, the Futuris and Pioneer business and the Futuris and Pioneer assets and the liabilities of Futuris or Pioneer, as MISM or its Representatives may reasonably request. In addition, the Shareholders shall take all action necessary to enable MISM and its Representatives to review and inspect the Futuris and Pioneer assets, the Futuris and Pioneer business and the liabilities of Futuris and Pioneer and discuss them with MISM’s officers, employees, independent accountants and counsel. Notwithstanding any investigation that MISM may conduct of Futuris or any of its Subsidiaries, the Futuris and Pioneer business, the Futuris and Pioneer assets and the liabilities of Futuris and Pioneer, MISM may fully rely on the Shareholders’ warranties, covenants and indemnities set forth in this Agreement.

VI.2 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, the Shareholders will not nor will they authorize or permit any of Futuris’ officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

VI.3 Notification of Adverse change. The Shareholders shall promptly notify MISM of any material adverse change in the condition (financial or otherwise) of Futuris or any of its Subsidiaries.

VI.4 Consents and Approvals. As soon as practicable after execution of this Agreement, the Shareholders shall use his commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Shareholders to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VI.5 Notification of Certain Matters. The Shareholders shall promptly notify MISM of any fact, event, circumstance or action known to him that is reasonably likely to cause Futuris or any of its Subsidiaries to be unable to perform any of its covenants contained herein or any condition precedent if not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to MISM pursuant to this Agreement or the existence or occurrence of which would cause the Shareholders’ representations or warranties under this Agreement not to be correct and/or complete. The Shareholders shall give prompt written notice to MISM of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF FUTURIS AND THE
SHAREHOLDERS

All obligations of Futuris and the Shareholders under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VII.1 Accuracy of Representations. All representations and warranties of MISM contained in this Agreement, the Collateral Documents and any certificate delivered by any of MISM at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. MISM shall have delivered to the Shareholders a certificate dated the Closing Date to the foregoing effect.

VII.2 Covenants. MISM shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.

VII.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VII.4 Delivery of Documents. MISM shall have delivered, or caused to be delivered, to the Shareholders the following documents:

(i) Copies of MISM articles of incorporation and bylaws and certified resolutions of the board of directors of MISM authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as the Shareholders may reasonably request: (A) to evidence the accuracy of MISM’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by MISM of, or the compliance by MISM with, any covenant, obligation, condition and agreement to be performed or complied with by MISM under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VII.5 No Material Adverse change. Since the date hereof, there shall have been no material adverse change in MISM’ assets, MISM Business or the financial condition or operations of MISM, taken as a whole.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PATHURI AND MISM

All obligations of Pathuri and MISM under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that MISM may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VIII.1 Accuracy of Representations. All representations and warranties of Futuris and the Shareholders contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by Futuris or the Shareholders at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.

VIII.2 Covenants. Futuris and the Shareholders shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or com-plied with by the Shareholders at or prior to Closing. the Shareholders shall have delivered to MISM a certificate dated the Closing Date to the foregoing effect.

VIII.3 Consents and Approvals. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VIII.4 Delivery of Documents. Futuris and the Shareholders shall have executed and delivered, or caused to be executed and delivered, to MISM the following documents:

Documents and instruments as MISM may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Shareholders under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by the Shareholders of, or the compliance by the Shareholders with, any covenant, obligation, condition and agreement to be performed or complied with by the Shareholders under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VIII.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of Futuris and its Subsidiaries taken as a whole.

VIII.6 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on Futuris or any of its Subsidiaries.

ARTICLE IX

INDEMNIFICATION

IX.1 Indemnification by MISM. MISM shall indemnify, defend and hold harmless (i) the Shareholders, (ii) any the Shareholders’ assigns and successors in interest to MISM Shares, and (iii) each of the Shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of MISM contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.2 Indemnification by the Shareholders. Futuris and the Shareholders shall indemnify, defend and hold harmless MISM from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Shareholders contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.3 Notice to Indemnifying Party. If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

IX.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X
TERMINATION

X.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to it being fully executed, or thereafter:

(a) by mutual written agreement of the Shareholders and MISM hereto duly authorized by action taken by or on behalf of the respective Boards of Directors; or

(b) by either MISM or the Shareholders upon notification to the non-terminating party by the terminating party:

(i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the Closing Date ; or

(ii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Share Exchange and such order shall have become final.

(c) Effect of Termination. If this Agreement is validly terminated by either MISM or the Shareholders pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

XI.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

XI.2 Publicity. All press release shall be joint press releases between MISM and Futuris and each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Share Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

XI.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to the	Futuris Technology Services, Inc.

Shareholders or Naveen Doki

Futuris:	4506 Daly Drive, Suite-100 Chantilly, VA 20151

If to MISM or

Pathuri:	Mission Mining Corp.
22 Baltimore Road Rockville, MD 20850

XI.4 Addresses. Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

XI.5 Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

XI.6 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

XI.7 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Virginia, without giving effect to any choice of law provision or rule.

XI.8 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

XI.9 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

XI.10 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

XI.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XI.12 Entire Agreement. This Agreement (including the Exhibits, disclosures made as to MISM, the Futuris executive summary and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

XI.13 Survival of Representations and Covenants. Notwithstanding any right of the Shareholders to fully investigate the affairs of MISM and notwithstanding any knowledge of facts determined or determinable by the Shareholders pursuant to such investigation or right of investigation, the Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of MISM contained in this Agreement. Each representation, warranty, covenant and agreement of MISM contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, the Shareholders has delivered to MISM a written notice of a claim with respect to such representation, warranty, covenant or agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: June 29th, 2020

Futuris Technology Services, Inc.

By:	/s/ Naveen Doki
Name:	Naveen Doki
Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE

/s/ Naveen Doki
Name:	Naveen Doki

Mission Mining Corp.

By:	/s/ Kalyan Pathuri
Name:	Kalyan Pathuri
Title:	President

/s/ Kalyan Pathuri
Kalyan Pathuri

EXHIBIT A

Name	Shares

Naveen Doki	33,145,835
Shirisha Janumpally	33,145,835
Kalyan Pathuri	16,267,520
Silvija Valleru	16,267,520
Madhavi Doki	66,187,500
Ovvan Yayu Trust	264,750,000
Judos Trust	265,166,680
Igly Trust	130,140,160

A-1